Exhibit 10.9

CONSULTING AGREEMENT

This Agreement (hereinafter referred to as "Agreement") is made and entered into by and between HR Asset Partners (hereinafter referred to as “Consultant”) located at 109 Pine Tree Lane, Altamonte Springs, FL 32714, and Bel Fuse Inc. (hereinafter referred to as “Bel”) located at 206 Van Vorst Street, Jersey City, NJ 07302.

Bel desires to retain Consultant to render consulting and advisory services on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by Bel on such terms and conditions.

Now, therefore, Bel and Consultant agree as follows:

Retention of Consultant; Services to be Performed. Bel hereby retains Consultant for the term of this Agreement to perform the consulting services set forth in Schedule A for Bel ("Services").

In rendering Services hereunder, Consultant shall act as an independent contractor and not as an employee or agent of Bel. As independent contractors, neither Consultant nor Bel shall have any authority, express or implied, to commit or obligate the other in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of Consultant or Bel, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Consultant shall be responsible for paying all federal, state, or local taxes payable concerning all amounts paid to Consultant under this Agreement.

Compensation for Consulting Services. For Services hereunder, Bel shall pay to Consultant fees outlined in Schedule A, and in any other amendments to Schedule A which are agreed to in writing by both parties.

Bel may at any time request in writing changes to the work in the form of modifications, additions, or omissions. If such changes result in increases to the assessment cost, the Consultant will provide Bel with a revised written estimate, based on the revised scope of work, for Bel’s approval in writing.

Billing. Refer to Schedule A for billing procedures related to this Agreement.

Confidentiality and Non-Disclosure. The Consultant acknowledges and agrees that the information provided by Bel is confidential and proprietary and will not disclose any of the Confidential Information for its use or for any other purpose whatsoever, other than that required for discussions with Bel-approved employees, without prior written consent.

Legal Disputes. In the event a dispute shall arise between the parties to this Agreement, the parties agree to participate in at least four hours of mediation in accordance with the mediation procedures of United States Arbitration & Mediation. The parties agree to share equally in the costs of the mediation.

Termination. This Agreement shall be terminated when either party gives at least 15 days written notice to the other party of the intent to terminate this Agreement.

Entire Agreement. This Agreement embodies the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

Authority. The parties executing this Agreement represent and certify that they are of lawful age and authorized to enter into this Agreement on behalf of their respective companies. The parties certify that they are officers of their respective corporations and have the authority to execute this Agreement by their signature.

Miscellaneous. All the terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and assigns of the parties hereto and shall be enforceable by the parties hereto and their respective successors and assigns.

By signing this Agreement, Bel acknowledges that it has read and agrees to the proposal, project objectives, assessment design, project scope and schedule, project compensation, and terms outlined for the Organization Development Risk Assessment. The Consultant agrees to perform the work as outlined in the proposal.

The parties hereby acknowledge their acceptance of the terms of this Agreement as evidenced by the execution of their signatures below:

ACKNOWLEDGED AND ACCEPTED: /s/ Jacqueline Brito	/s/ Sherry L. Urban
Authorized Signature for Consultant	Authorized Signature for Bel Fuse Inc.

Jacqueline Brito, Principal and Founder	Sherry L. Urban
Printed Name	Printed Name

10/15/2021	10/15/2021
Date (“Effective Date”)	Date (“Effective Date”)

PLEASE SIGN WITH BLUE PEN

SCHEDULE A – SERVICES TO BE PERFORMED

INTRODUCTION

HR Asset Partners LLC is an organization development consulting firm that believes in building legacies that promote the ethical integrity, emotional intelligence, and fiscal wellbeing of individuals, organizations, and communities. We establish mutual trust, identify your unique needs, and deliver informed recommendations for tangible results.

SITUATIONAL OVERVIEW

Founded in 1949, Bel continues to design, manufacture, and market a broad array of products that power, protect and connect electronic circuits.1 Their developments impact every facet of our existence from commercial aerospace, military, medical, space, and beyond.

Established as a “formidable competitor on a global basis”2, turnover at Bel has increased in both professional and non-professional positions during the past year. To maintain its competitive edge and ensure market share, Bel is interested in procuring a professional services consulting firm, HR Asset Partners, in conducting an organization risk assessment.

ASSESSMENT OBJECTIVES

The primary objectives of the organization risk assessment are to:

●	Determine Bel’s culture (and potential sub-cultures) that could be impacting turnover.
●	Assess its strengths, weaknesses, opportunities, and threats.
●	Identify barriers – real or perceived – to a healthy work environment.
●	Establish a baseline of information to help inform the Company of the assumptions, norms, philosophies, and values of their executive leadership team and front-line employees.
●	Provide recommendations to address existing barriers to prevent risks to a healthy, sustainable organizational culture that fosters quality recruitment and retention efforts.

ASSESSMENT DESIGN

Following a discovery process to include reviewing pertinent historical data provided by Bel, the recommended design will consist of the following:

Phase I – Key Influencer Interviews (Qualitative Study)
The recommendation is to conduct 15 virtual interviews with key influencers (including the CEO). This step will yield a baseline understanding of their collective values, beliefs, and perceptions and how they have the potential to influence the behavior of others. Each one-on-one conversation will last approximately 45 - 60 minutes.

Phase II – Employee Focus Groups (Qualitative Study)

The recommendation is to convene 7 focus groups of 5 - 7 employees. This approach will provide opportunities to delve deeply into identifying the “real issues;” attitudes most prevalent in Bel. A comprehensive moderator’s guide outlining the core objectives of each group and modifying questions. Each session will last approximately 90 – 120 minutes.

Phase III – Online Risk Assessment Survey (Quantitative Study)
The recommendation is to provide every Bel employee who didn’t participate in Phase I or II the opportunity to contribute through this anonymous feedback tool. Plus, the survey will validate significant perceptions discovered in the qualitative assessments.

PROJECT SCOPE

●	Consulting and project management
●	Conduct 15 individual key influencer interviews (45 - 60 minutes each)
●	Facilitate 7 employee focus group sessions of 5-7 employees (90-120 minutes each)
●	Develop influencer interview questions and comprehensive focus group moderator guide(s)
●	Online survey questionnaire design, programming, testing, deployment, and field management
●	Data processing and analysis
●	Final report of key findings and recommendations

PROJECT SCHEDULE

The project duration is estimated to span approximately 11 weeks (considering Bel-approved employee holidays included).

●	The following represents a general project duration.
●	Should estimation or calendar dates change for any reason after the project schedule is approved, an updated schedule will be provided.
Task	October	November	December	January
Discovery	X
Influencer Interviews		X
Facilitated Focus Groups		X
Survey Development, Review & Approval		X
Survey Testing		X
Administer Online Survey			X
Data Analysis			X
Report of Key Findings & Recommendations				X

Note expected delivery of the Report of Key Findings by January 7, 2022.

HR Asset Partners will provide the services outlined for the sole purpose of conducting an organization risk assessment. Consultant agrees not to perform any human resource functions or act as an agent of Bel when receiving information from their employees in connection with Consultant’s services. Consultant agrees to not hold itself out as an agent of Bel to its employees.

PROJECT COMPENSATION: $88,953.00

TERMS: A project deposit of 33.3% of the total lump sum fee invoiced upon approval of the Agreement and 33.3% at the beginning of Phase III. The project balance will be invoiced upon delivery of the report of key findings.

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1.	https://www.belfuse.com/home/about-us

2.	Ibid.